UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2026

Olema Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39712	30-0409740
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Brannan Street
San Francisco, California		94103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 651-3316

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	OLMA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2026, Olema Pharmaceuticals, Inc. (the “Company”) entered into a lease agreement (the “Lease”) with KR Oyster Point II, LLC, a Delaware limited liability company (the “Landlord”), pursuant to which the Company will lease an aggregate of approximately 38,176 square feet, consisting of 25,048 square feet of space located on the fourth floor (the “Phase I”) and 13,128 square feet of space located on the fifth floor (“Phase II” and together with Phase I, the “Premises” ). The Company intends to relocate its corporate headquarters to the Premises by December 2026. The Company’s existing leases for its office and lab space in San Francisco are scheduled to expire between December 2026 and January 2027.

Prior to the commencement of the Lease, the Landlord will perform certain items of work on the Premises in accordance with the Lease, including the work agreement attached thereto (collectively, the “Landlord Work”). Except as otherwise expressly set forth in the Lease, the Landlord will be responsible for all costs associated with the Landlord Work.

The initial term of the Lease is seven years (the “Initial Term”), unless earlier terminated in accordance with the Lease. The Company has a one-time option to terminate the Lease at the end of the 60th full calendar month of the Initial Term, with, among other requirements, the payment to Landlord of a termination fee in an amount equal to $1,716,240.96. The Lease also requires a cash security deposit in the amount of $427,546.80. The Lease also provides the Company with an option to extend the term for one additional five-year period and a right of first offer to expand the size of the Premises to Suite 550 located on the fifth floor and the entire sixth floor.

The lease term for Phase I will commence on the earlier of (i) the date the Company first conducts business in Phase I or (ii) the date that the Landlord delivers exclusive possession of Phase I in the condition required under the Lease, which is expected to be on or about September 15, 2026. The Lease provides that total base rent for Phase I during the Initial Term, net of rent abatement, is $12,361,188.00.

The lease term for the Phase II commences on the earlier of (i) the date the Company first conducts business in Phase II or (ii) the date that the Landlord delivers exclusive possession of Phase II in the condition required under the Lease, which is expected to be on or about December 1, 2026. The Lease provides that total base rent for Phase II during the Initial Term, net of rent abatement, is $6,145,463.76.

The Lease contains customary provisions requiring the Company to pay its pro rata share of operating expenses and certain taxes, assessments and fees related to the Premises and provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of certain of its obligations within specified time periods. The Company and Landlord have made customary representations, warranties and covenants in the Lease.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLEMA PHARMACEUTICALS, INC.

Date:	May 1, 2026	By:	/s/ Sean Bohen, M.D., Ph.D.
Sean Bohen, M.D., Ph.D. President and Chief Executive Officer